UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2023

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41295	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TGAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Key Executive Change in Control and Severance Plan

On July 21, 2023, the Compensation Committee (the “Committee”) of the Board of Directors of Transphorm, Inc. (the “Company”) approved the Company’s adoption of a Key Executive Change in Control and Severance Plan (the “Severance Plan”) in order to provide benefits to certain designated executive officers of the Company and/or its affiliates in connection with an involuntary termination of employment, including in connection with a change in control of the Company. As of the same date, the Committee designated each of Primit Parikh, Umesh Mishra and Cameron McAulay as eligible to participate in the Severance Plan, subject to execution of a participation agreement under the Severance Plan.

Under the Severance Plan, if, other than during the period beginning with the Company’s change in control and ending 24 months later, a participant’s employment is terminated without cause and other than due to the participant’s death or disability, or the participant resigns for good reason, then the participant will receive a lump sum cash amount equal to (a) in the case of Dr. Parikh, 150%, or in the case of Dr. Mishra or Mr. McAulay, 100%, of the participant’s annual base salary, and (b) a taxable amount equal to the product of the first month’s premiums required for continued health care coverage under the Company’s group medical, dental and vision plans, multiplied by, in the case of Dr. Parikh, 18 months, or in the case of Dr. Mishra or Mr. McAulay, 12 months. If, during the period beginning with the Company’s change in control and ending 24 months later, a participant’s employment is terminated without cause and other than due to the participant’s death or disability, or the participant resigns for good reason (a “CIC involuntary termination”), then the participant will receive a lump sum cash amount equal to the sum of (i) in the case of Dr. Parikh, 200%, or in the case of Dr. Mishra or Mr. McAulay, 100%, of each of the annual base salary and target bonus opportunity of the participant, (ii) a prorated amount of the participant’s target bonus opportunity for the period the participant was employed during the Company’s fiscal year in which the involuntary termination occurs, and (iii) a taxable amount equal to the product of the first month’s premiums required for continued health care coverage under the Company’s group medical, dental and vision plans, multiplied by, in the case of Dr. Parikh, 24 months, or in the case of Dr. Mishra or Mr. McAulay, 12 months. In addition, upon a CIC involuntary termination, the participant will receive full vesting acceleration of any Company equity awards that are subject to vest based only pursuant to continued service.

If any of the severance benefits provided under the Severance Plan or otherwise payable to a participant (the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the 280G Payments will be delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such participant. The Severance Plan does not provide for any tax gross-up payment to any participant in the Severance Plan.

The severance benefits under the Severance Plan are subject to the participant timely entering into and not revoking a separation agreement and release of claims in favor of the Company and the participant’s compliance with the terms of the participant’s confidentiality agreement and any other written agreement or agreements between the participant and the Company (or any parent or subsidiary of the Company) under which the participant has a material duty or obligation to the Company (or any parent or subsidiary of the Company).

The Company has the right to amend or terminate the Severance Plan at any time, provided that upon, in connection with or following the Company’s change in control, the Company without a participant’s written consent may not amend or terminate the Severance Plan in any way, or take any other action under the Severance Plan that (x) prevents that participant from becoming eligible for severance benefits, or (y) reduces or alters to the detriment of the participant the severance benefits, if any, payable, or potentially payable, to the participant (including, without limitation, imposing additional conditions).

The foregoing summary of the Severance Plan is qualified in its entirety by reference to the full text of the Severance Plan which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	Transphorm, Inc. Key Executive Change in Control and Severance Plan
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSPHORM, INC.

Dated: July 27, 2023	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer